Exhibit 10.8

Strictly Confidential

Ontogeny Capital L T D
Al Sahaa Offices
Burj Khalifa
Office Number 530-4
Dubai, PO Box 888274
United Arab Emirates

May 5th, 2021

International Media Acquisition Corporation

1604 US Highway 130

N Brunswick,

New Jersey 08902

USA

[ “IMAC”]

Attention:      Mr. Shibasish Sarkar, Chief Executive Officer

RE: Management Consulting & Corporate Advisory Services Engagement Letter

Dear Mr. Sarkar:

This letter (the “Agreement”) will confirm our understanding that IMAC has engaged Ontogeny Capital L T D (“Advisor”) to act as a management consulting and corporate Advisor in the preparation of corporate strategies, management support, business strategies, policies and business plan of IMAC to support the various officers and employees for the proposed Initial Public Offering (“IPO”) of IMAC (the “Transaction”). IMAC is an early stage business requiring the services of the Advisor, having extensive experience in the management and strategy formulation, to provide the management and officers of IMAC significant support, assistance and ancillary services to IMAC. This engagement shall be exclusive with respect to the Transaction on behalf of IMAC in respect of the Transaction.

Section 1.         Scope of Engagement and Services. In connection with this engagement, the ADVISOR shall, as appropriate provide transaction advisory services with the following scope:

•	Advising and refining business plans and objectives for IMAC;

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•	Advising IMAC and supporting IMAC in the collation of information and documents;
•	Assisting IMAC in market research and data collection in relation to the business of the Clients;
•	Undertaking reports and providing research outcomes in relation to the business plan of IMAC;
•	Preparation of presentations, reading material and supporting documents as may be commissioned by IMAC from time to time;
•	Advising and supporting IMAC in the preparation and finalisation of the financial statements of IMAC;
•	Accompanying IMAC and its officers for meetings as their Advisor;
•	Supporting IMAC in completing the IPO by way of provision of all the above activities or such other activity as may be agreed to with IMAC;
•	Assistance and support in the appointment of the advisors at various times for the business of IMAC including for the IPO.

•              It is clarified and expressly agreed between the Advisor and IMAC, that as IMAC has appointed Chardan Capital Markets (“Chardan”) as the exclusive broker for the raise of capital in the IPO and as the underwriter to the IPO, IMAC confirms that the services of the Advisor shall not be required for and shall not include any activity with respect to either raising money or soliciting investment for IMAC when it is private, during the IPO or upon completion of the IPO. IMAC confirms the above that Chardan shall be solely and exclusively responsible for the raise of the capital for IMAC, being registered and regulated by the FINRA. Further, the services of the Advisor shall not extend to and include investment advice and financial consultancy and neither will IMAC request for the same from the Advisor.

The Advisor confirms that it shall not directly or indirectly raise capital or solicit or seek investment from any person or third party seeking capital in the IPO.

Section 2.         Compensation.

There will be an advisory fee of US$1,500,000.00 (United States Dollars One Million Five Hundred Thousand Dollars) together with the bonus of US$225,000.00 (United States Dollars Two Hundred Twenty Five Thousand Dollars) in the event the size of the IPO is expanded to US$230,000,000.00 (United States Dollars Two Hundred Thirty Million), due to the ADVISOR, payable as per the following table below:

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Sl. No.	Stages of Payment	Amount (US$)
1.	At any time prior to the commencement of services under this Agreement.	40,000.00
2.	At the time of IMAC having filed Confidentially Form S1 with the Securities and Exchange Commission (SEC) seeking registration of the securities of IMAC.	35,000.00
3.	Upon the completion of the IPO by IMAC.	1,425,000.00
4.	In the event that the size of the IPO by IMAC is increased to US$ 230,000,000.00, then the Advisor shall be entitled to a bonus and an additional fee payable at the completion of the IPO.	225,000.00
5.	Total	1,725,000.00

Section 3.         Expenses. IMAC shall reimburse ADVISOR for all of its agreed-upon, actual and out-of-pocket expenses that are pre-approved in writing by IMAC, including but not limited to reasonable and documented travel (Business Class only), appropriate lodging and other incidental expenses, incurred in connection with the Transaction, whether or not the Transaction is completed, subject to presentation of appropriate documentation evidencing such out-of-pocket expenses. For the purpose of clarity, ADVISOR will not bear any legal, accounting, printing or other expenses in connection with the Transaction considered or consummated hereby and will only incur such expenses to the extent they are pre-approved in writing by IMAC. Furthermore, if IMAC prefers to use their own travel agent to issue travel, hotel and lodging itinerary, ADVISOR will oblige to the same.

Section 4.         ADVISOR’s and IMAC’s Relationships with Others.

IMAC acknowledges that ADVISOR and its affiliates are in the business of providing transaction advisory and consulting services to others and agrees that the provision of such services to other parties shall not constitute a breach hereof of any duty owed to IMAC by virtue of this Agreement. Further, it is clarified that the Advisor shall not appoint or enter into any arrangement with any person for any financial capital raise, or fund raise or investment for IMAC. Further, the Advisor is not receiving any Finder’s Fee, Commission or any other fee from any other person including from Chardan Capital Markets in respect of the IPO at any time.

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Section 5.         Confidential Information. In connection with the rendering of services hereunder, ADVISOR has been and will be furnished with certain confidential information (verbally or by written means) of IMAC, its affiliates including, but not limited to, business information, financial statements and information, cost and expense data, scientific data, intellectual property, trade secrets, business strategies, marketing and customer data, and such other information not generally available from public or published information sources. Such information (whether or not classified or identified as confidential) shall be deemed “Confidential Material”, shall be kept strictly confidential, used solely in connection with the provision of services contemplated hereby, and shall not be disclosed by ADVISOR, or its affiliates, directors, officers, employees and representatives without the prior written consent of IMAC. In the event ADVISOR is required by applicable law to disclose any of the Confidential Material to a regulatory or government authority, ADVISOR will deliver to IMAC prompt notice of such requirement (by fax or overnight courier promptly following ADVISOR’s knowledge or determination of such requirement) prior to such disclosure so IMAC may seek an appropriate protective order and/or waive compliance of this provision. If, in the absence of a protective order (because IMAC elected not to seek such an order or it was denied by a court of competent jurisdiction) or receipt of written waiver, ADVISOR is nonetheless, in the written opinion of its counsel, compelled to disclose any Confidential Material, ADVISOR may do so by giving due consideration to any comments received from IMAC in relation to such disclosure without liability hereunder.

Section 6.         Public Announcements. IMAC agrees that ADVISOR may publicize ADVISOR’s role hereunder subject to (i) an advanced approval in writing, by IMAC, of such publication and (ii) any applicable law, including the US securities regulations. IMAC further agrees to include reference to ADVISOR’s role in the Transaction in the press releases regarding the Transaction (the “Press Releases”). ADVISOR shall have the right to review and approve the Press Releases prior to publication, ADVISOR’s approval shall not be unreasonably withheld.

Section 7.         Governing Law and Dispute Resolution. This Agreement shall be deemed to have been made and delivered in New York City and shall be governed as to validity, interpretation, construction, effect and in all other respects by the internal laws of the State of New York without regard to principles of conflicts of law thereof. Any and all disputes, controversies or claims arising out of or relating to this Agreement, or the breach, termination or invalidity thereof, shall be finally and exclusively resolved by arbitration in accordance with the rules as at present in force. The arbitration shall take place in New York City, the State of New York. The parties hereby submit themselves to the exclusive jurisdiction of the arbitration tribunal in the City of New York, the State of New York. To the extent permitted by law, the award of the arbitrators may include, without limitation, one or more of the following: a monetary award, a declaration of rights, an order of specific performance, an injunction, reformation of the contract. The decision of the arbitrators shall be final and binding upon the parties hereto, and judgment on the award may be entered in any court having jurisdiction over the subject matter thereof. Each party to the arbitration shall bear its own expenses of the arbitration (including without limitation reasonable fees and expenses of counsel, experts and consultants).

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Section 8.         Miscellaneous.

(a)        Any notice or communication between the parties hereto shall be sufficiently given if sent by certified or registered mail, postage prepaid, or faxed and confirmed if to IMAC, addressed to it at the address above, or if to the Advisor, addressed to them at: Al Sahaa Offices, Burj Khalifa, Office Number 530-4, Dubai, PO Box 888274, United Arab Emirates. Such notice or other communication shall be deemed to be given on the date of receipt. Alternatively, communication to info@ontogenycapital.com is also an option for communication.

(b)        This Agreement embodies the entire agreement and understanding between IMAC and the Advisor and supersedes any and all negotiations, prior discussions and preliminary and prior agreements and any understanding that the Advisor may have had with IMAC related to the subject matter hereof, and may be modified only by a written instrument duly executed by each party. This Agreement shall inure to the benefit of and be binding upon the successors, assigns and personal representatives of each of the parties hereto. This Agreement has been duly authorized, executed and delivered by and on behalf of the Advisor and IMAC.

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We are delighted to accept this engagement and look forward to working with you on this assignment. Please confirm that the foregoing is in accordance with your understanding by signing and returning to us one copy of this enclosed duplicate of this Agreement.

Very truly yours,

ONTOGENY CAPITAL L T D

By:	/s/ Rajbikram S Nayar
Rajbikram S Nayar
Managing Director

Agreed to and Accepted as of the date above

For International Media Acquisition Corporation

By:	/s/ Shibasish Sarkar
Shibasish Sarkar
Chief Executive Officer and Director